Exhibit 99.1

ProPetro Holding Announces Acquisition of Pumping Services Assets from Pioneer Natural Resources and Long-Term Service Agreement with Pioneer

Midland, Texas, November 13, 2018 - ProPetro Holding Corp. (NYSE:PUMP) (“ProPetro” or the “Company”) announced today that it has entered into an agreement with affiliates of Pioneer Natural Resources Company (NYSE: PXD) (collectively, “Pioneer”) by which ProPetro will become a strategic long-term service provider to Pioneer providing pressure pumping and related services for a term of up to 10 years. Under the agreement, ProPetro will acquire Pioneer’s pressure pumping assets (“PPS”) in exchange for total consideration of $400 million comprised of $110 million of cash and 16.6 million shares of ProPetro common stock, representing approximately 17% Pioneer ownership in ProPetro following issuance. The transaction is expected to close during the fourth quarter of 2018, subject to the satisfaction of customary closing conditions, including regulatory approval.

Dale Redman, ProPetro co-founder and CEO, stated, “We could not be more excited about the opportunity to expand our relationship with Pioneer through this transformational transaction. The combination of ProPetro and Pioneer Pumping Services will result in the largest and most efficient pressure pumping provider in the Permian Basin. Equally as important is our strategic long-term service agreement, and we look forward to continuing our close partnership with Pioneer as they further develop their world class acreage here in the Permian Basin.”

“We are proud to welcome our new teammates from Pioneer Pumping Services as the combination with ProPetro will create an unmatched workforce in the industry. Finally, we want to thank our people, our customers, our supply chain partners, and the Permian Basin community for their continued long-term support of the Company and our efforts.”

Timothy L. Dove, Pioneer President and CEO, stated, “We are very pleased to announce our agreement with ProPetro that provides Pioneer with dedicated capacity from the leading pressure pumping service provider in the Permian Basin. Their robust operational track record aligns with our commitment to being the most efficient, low-cost Permian operator. We have had a strong relationship with the ProPetro team for many years, and this contract solidifies their position as a key partner in our development program. The long-term nature of this agreement will benefit both companies.

“I would also like to personally thank all of the dedicated employees of Pioneer Pumping Services. Their unrelenting commitment to safety, efficiency and execution has underpinned our success in the Permian Basin and we are excited to have them continue working on Pioneer locations for years to come in our partnership with ProPetro.”

PPS assets include eight frac fleets with 510,000 hydraulic horsepower (HHP), as well as three coiled tubing units and associated equipment. Upon closing of the transaction, ProPetro will have 28 frac fleets with 1,415,000 HHP operating in the Permian Basin. In addition, PPS assets include a best-in-class maintenance facility situated on 111 contiguous acres located near ProPetro’s current maintenance operations in Midland. As a result, the combination will increase ProPetro’s scale in the Permian Basin and expand its leading operational track record while allowing Pioneer to improve capital efficiency and long-term cost competitiveness in its core operations.

The total transaction value of $400 million is comprised of $333 million for the pressure pumping assets and $67 million for real estate facilities and other assets1. The total transaction will be funded through a combination of $290 million of ProPetro shares issued to Pioneer and $110 million in cash. The 16.6 million shares issued by ProPetro are valued at $17.48 per share (based on a 20-day volume weighted average price as of market close on November 9, 2018). ProPetro will pay $55 million of the cash portion of the purchase price to Pioneer at closing, with the balance to be paid within the following sixty days. ProPetro plans to use a combination of its current revolving credit facility and its current cash balance to fund the cash portion.

Goldman Sachs & Co. LLC served as sole financial advisor to ProPetro and Hunton Andrews Kurth LLP served as legal counsel to ProPetro in this transaction.

(1)	The $67 million in real estate and other assets is based on the current appraised value of the real estate and the original purchase price of non-pressure pumping equipment.

Conference Call Information

ProPetro will host a conference call to discuss the transaction on Wednesday November 14, 2018 at 8:00am central time. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com. The slide deck will be published on the website the morning of the call. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 10126420.

About ProPetro Holding Corp.

ProPetro is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information concerning ProPetro, visit www.propetroservices.com.

About Pioneer Natural Resources

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements and the business prospects of ProPetro are subject to a number of risks and uncertainties that may cause ProPetro's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms and litigation. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. ProPetro undertakes no duty to publicly update these statements except as required by law.

ProPetro Holding Corp.
Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com